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                                                                 EXHIBIT 99.38


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY

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                                  :
RICHARD KAGER,                    :             C.A. No. 18275NC
                                  :
                Plaintiff,        :
                                  :
    -against-                     :
                                  :             CLASS ACTION COMPLAINT
AXA FINANCIAL, INC, EDWARD D.     :
MILLER, CLAUDE BEBEAR,            :
FRANCOISE COLLOC'H, HENRI DE      :
CASTRIES, JEAN STEELE CHALSTY,    :
JEAN-RENE FOURTOU, DIDIER         :
PINEAU-VALENCIENNE, ANTHONY J.    :
HAMILTON, MICHAEL HEGARTY,        :
CLAUS-MICHAEL DILL, JOSEPH L.     :
DIONNE, JOHN T. HARTLEY, GEORGE   :
J. SELLA, JR., PETER J. TOBIN,    :
DAVID H. WILLIAMS, DONALD J.      :
GREENE, WILLIAM EDWIN JARMAIN,    :
JOHN H.F. HASKELL, JR. and AXA    :
GROUP,                            :
                                  :
                Defendants.       :
                                  :
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            Plaintiff alleges upon information and belief, except as to paragraph 1 which plaintiff alleges upon knowledge, as follows:

            1. Plaintiff is a shareholder of AXA Financial, Inc. ("AXA Financial" or the "Company").

            2. AXA Financial is a corporation duly organized and existing under the laws of the State of Delaware, with its principal offices located at 1290 Avenue of the Americas, New York, New York 10104. AXA Financial is a provider of diversified financial services, including insurance and annuity products, investment banking and assets management services.
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            3. Defendant AXA Group ("AXA Group") owns approximately 60.0% of the outstanding shares of common stock of AXA Financial.

            4. Defendant Edward D. Miller is a Director of AXA Financial and its President and Chief Executive Officer. Mr. Miller is also a Senior Executive Vice President of AXA Group.

            5. Defendant Claude Bebear is a Director of AXA Financial and the Chairman of the Executive Board of AXA Group.

            6. Defendant Francoise Colloc'h is a Director of AXA Financial and a Senior Executive Vice President for Human Resources of AXA Group.

            7. Defendant Henri De Castries is a Director of AXA Financial and the Vice Chairman of the Executive Board of AXA Group.

            8. Defendant Jean Steele Chalsty is a Director of AXA Financial and a Senior Executive Vice President of AXA Group.

            9. Defendant Jean-Rene Fourtou is a Director of AXA Financial and a Director of AXA Group.

            10. Defendant Didier Pineau-Valencienne is a Director of AXA Financial and a Director of AXA Group.

            11. Defendant Anthony J. Hamilton is a Director of AXA Financial and a Director of AXA Group.

            12. Defendant Michael Hegarty is a Director of AXA Financial and its Chief Operating Officer. Mr. Hegarty is also a Senior Executive Vice President of AXA Group.

            13. Defendant Claus-Michael Dill is a Director of AXA Financial.


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            14. Defendant Joseph L. Dionne is a Director of AXA Financial.

            15. Defendant John T. Hartley is a Director of AXA Financial.

            16. Defendant George J. Sella, Jr. is a Director of AXA Financial.

            17. Defendant Peter J. Tobin is a Director of AXA Financial.

            18. Defendant David H. Williams is a Director of AXA Financial.

            19. Defendant Donald J. Greene is a Director of AXA Financial.

            20. Defendant William Edwin Jarmain is a Director of AXA Financial.

            21. Defendant John H.F. Haskell, Jr. is a Director of AXA Financial.

            22. The individual defendants, as officers and/or directors of AXA Financial, and AXA Group, as controlling shareholder, have a fiduciary relationship and responsibility to plaintiff and the other public shareholders of AXA Financial and owe to them the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS

            23. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all common shareholders of AXA Financial, or


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their successors in interest, who are being and will be harmed by defendants'
actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

            24. This action is properly maintainable as a class action because:

                  a. The Class is so numerous that joinder of all members is impracticable. There are hundreds of AXA Financial shareholders of record and many more beneficial owners who are located throughout the United States;

                  b. There are questions of law and fact which are common to the Class, including: whether AXA Group has acted in a manner calculated to benefit itself at the expense of AXA Financial public shareholders; and whether plaintiff and the other members of the Class would be irreparably damaged if AXA Group is not enjoined from committing the wrongs complained of herein;

                  c. Defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole; and

                  d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of plaintiff are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly,


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plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

                                CLAIM FOR RELIEF

            25. AXA Group owns approximately 60.0% of the AXA Financial common stock.

            26. On August 30, 2000, AXA Financial announced that AXA Group had proposed to acquire all of the AXA Financial common stock it did not already own for $53.50 per share, payable in a combination of 60% AXA Group stock and 40% cash.

            27. As part of its majority ownership of AXA Financial, AXA Group has voting control of the Company and controls it proxy machinery. It has selected and elected all of AXA Financial's directors who are beholden to AXA Group for their offices and the valuable perquisites which they enjoy therefrom.

            28. Defendants have clear and material conflicts of interest and are acting to better the interests of AXA Group at the expense of AXA Financial's public shareholders.

            29. AXA Group, with the acquiescence of the directors of AXA Financial, is engaging in self-dealing and not acting in good faith toward plaintiff and the other members of the Class. By reason of the foregoing, AXA Group and the individual defendants have breached and are breaching their fiduciary duties to the irreparable harm of the members of the Class.

            30. Plaintiff has no adequate remedy at law.

            WHEREFORE, plaintiff prays for judgment and relief as follows:


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            A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

            B. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them, from proceeding with, consummating or closing the contemplated transaction;

            C. In the event the contemplated transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

            D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

            E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees; and

            F. Granting such other and further relief as to the Court may seem just and proper.

                                        ROSENTHAL, MONHAIT, GROSS
                                          & GODDESS, P.A.


                                        By: /s/
                                           -----------------------------
                                        9l9 North Market Street
                                        Suite 1401, Mellon Bank Center
                                        Wilmington, Delaware 19899
                                        (302) 656-4433
                                        Attorneys for Plaintiff

OF COUNSEL:

SCHIFFRIN & BARROWAY, LLP
Three Bala Plaza East
Suite 400
Bale Cynwyd, PA 19004
(610) 667-7056


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CAULTY & GELLER
one Baca Place
2255 Glades Road
Suite 421A
Boca Raton, FL 33431
(561) 750-3000


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